Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Urban Outfitters, Inc. 401(k) Savings Plan on Form S-8 (No. 33-75522, No. 333-33603, No. 333-38648, No. 333-84333 and No. 333-119878) of our report dated June 29, 2010 with respect to our audit of the Statement of Net Assets Available for Benefits of Urban Outfitters 401(k) Savings Plan as of December 31, 2009, which report is included in this Annual Report on Form 11-K of Urban Outfitters, Inc. 401(k) Savings Plan for the year ended December 31, 2010.

/s/ Marcum LLP
Marcum LLP
Bala Cynwyd, PA
June 29, 2011